Exhibit 15.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 20-F and the Registration Statement on Form S-8 (File Number 333-157279) of Transition Therapeutics Inc. of our report dated September 7, 2012 relating to the consolidated financial statements which appears as an exhibit to this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

Toronto, Canada
September 13, 2012